Exhibit 99.1

For Additional Information:
Navarre Investor Relations
763-535-8333
ir@navarre.com
NAVARRE CORPORATION REPORTS IMPROVED PROFITABILITY FOR
SECOND QUARTER OF FISCAL YEAR 2010
Company to host conference call on Friday, October 30, 2009 at 11:00 a.m. ET
MINNEAPOLIS, MN — October 29, 2009 — Navarre Corporation (Nasdaq: NAVR) today reported its second quarter and year-to-date financial results for its fiscal year 2010.
Second Quarter Fiscal Year 2010
•	Net sales were $122.4 million, as compared to net sales of $170.3 million for the same period last year, a decrease of 28%.

•	Operating income during the second quarter was $3.8 million; as compared to an operating loss of $70.2 million in the prior fiscal year.

•	Net income increased to $2.3 million, or $0.06 per diluted share, as compared to a net loss of $44.5 million, or a loss of $1.23 per diluted share, in the prior fiscal year.

•	EBITDA (earnings before interest, taxes, depreciation, amortization, and share-based compensation expense) was $6 million; as compared to Adjusted EBITDA of $5.6 million in the prior year’s second quarter. Adjusted EBITDA does not include the impact of a $73.4 million non-cash goodwill impairment charge recognized in the second quarter of fiscal year 2009. (See “Use of Non-GAAP Financial Information” below)

•	Debt at September 30, 2009 was $19.9 million; as compared to debt of $45.6 million on September 30, 2008, a reduction of $25.7 million or 56%.
Year-to-Date Fiscal Year 2010
•	Net sales were $256.7 million, as compared to net sales of $312.3 million for the same six month period last year, a decrease of 18%.

•	Net income increased to $6.4 million, or $0.18 per diluted share, as compared to a net loss of $43.9, or a net loss of $1.21 per diluted share, in the prior fiscal year.

•	EBITDA increased by 39% to $15.1 million, as compared to Adjusted EBITDA of $10.9 million in the first half of the prior fiscal year. Adjusted EBITDA does not include the impact of a $73.4 million non-cash goodwill impairment charge recognized in the second quarter of fiscal year 2009. (See “Use of Non-GAAP Financial Information” below)

Cary Deacon, Chief Executive Officer, commented, “The continued macroeconomic difficulties faced by consumers and the closure of Circuit City impacted sales versus the prior year’s second quarter. However, our strategy to refocus on more productive revenue sources is clearly paying off as we are seeing strong levels of profitability and a $25.7 million debt reduction versus the same time last year.”
“In particular, we are seeing the expansion of value-added services contribute to gross margin improvement in the Distribution segment. These services strengthen relationships with both our customers and our vendors as we customize service levels to their exact requirements. We look forward to seeing the continued benefit of these initiatives as the economy improves.” continued Deacon.
Outlook
In light of results from the first two fiscal quarters, the company is updating its guidance for fiscal year 2010 as follows:
•	The range of anticipated net sales has been narrowed to between $525 million and $550 million;

•	Anticipated EBITDA has increased to between $23 million and $26 million; and

•	Cash flow from operations is expected to be positive for fiscal year 2010 results.
Publishing Segment
The publishing segment includes the results of FUNimation Entertainment, Encore and BCI. For the second quarter ended September 30, 2009, the publishing segment had net sales, before inter-company eliminations, of $21.4 million, a decrease of 26%, as compared to net sales of $28.8 million in the second quarter of the prior fiscal year. BCI, whose operations have been winding down since the third quarter of fiscal year 2009, generated nominal sales in the second quarter and accounted for over half of this net sales decline. (See “Use of Non-GAAP Financial Information” below)
Operating income during the second quarter for the publishing segment was $2.5 million, as compared to an operating loss of $70.3 million in the second quarter of the prior year. The operating loss in the second quarter of fiscal 2009 resulted from the recognition of a $73.4 million non-cash goodwill impairment charge. The publishing segment’s operating income was positively impacted by increased gross margins in software publishing, which were partially offset by a relatively soft new release schedule for animé products during the quarter.
Distribution Segment
The distribution segment includes the results of Navarre Distribution Services and Navarre Logistical Services. For the second quarter ended September 30, 2009, the distribution segment’s net sales, before inter-company eliminations, were $111.3 million, as compared to net sales of $158.5 million for the same period last year, a decrease of 30%. In addition to the loss of Circuit City and the weak retail environment, the distribution segment had no major video game release in the quarter. (See “Use of Non-GAAP Financial Information” below)

Operating income in the distribution segment for the second quarter was $1.3 million, as compared to operating income of $100,000 in the second quarter of the prior fiscal year. The distribution segment’s quarterly results benefited from reduced operating expenses combined with higher gross margins from, among other things, an increase in value-added services revenue and a reduced mix of lower margin video games.
Conference Call
The Company will host a conference call at 11:00 a.m. ET, Friday, October 30, 2009, to discuss its fiscal year 2010 second quarter financial results. The conference call can be accessed by dialing (866) 318-8615, conference participant passcode “76307129”, ten minutes prior to the scheduled start time. In addition, this call will be simultaneously broadcast live over the internet and can be accessed in the “Investors” section of the Company’s web site located at www.navarre.com. Those wishing to access the call through the internet should go to the Company’s web site fifteen minutes prior to the start time to register and download any necessary software needed to listen to the call. A replay of the conference call will be available at the Company’s web site following the call’s completion.
Use of Non-GAAP Financial Information
In evaluating our financial performance and operating trends, management considers information concerning our net sales before inter-company eliminations, and earnings before interest, taxes, depreciation, amortization, and share-based compensation expense, which are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The Company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the Company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these preliminary non-GAAP financial measures to the comparable preliminary GAAP results, which is attached to this release and can also be found on the Company’s web site at www.navarre.com.
About Navarre Corporation
Navarre® Corporation is a publisher and distributer of a wide range of computer software and home entertainment products. The Company publishes animé content through its FUNimation Entertainment® subsidiary and computer software through its Encore® subsidiary. Navarre Distribution Services distributes computer software, DVD video, video games and accessories; and Navarre Logistical Services provides value-added services to third-party publishers. Navarre was founded in 1983 and is headquartered in New Hope, Minnesota. Additional information regarding Navarre can be found at http://www.navarre.com.
Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are

intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: difficult economic conditions that adversely affect the Company’s customers and vendors; the Company’s revenues being derived from a small group of customers; a pending investigation by the U.S. Securities and Exchange Commission (the “SEC”) or litigation arising out of this investigation may subject the Company to significant costs; the seasonal nature of the Company’s business; the potential for the Company to incur significant additional costs and to experience operational and logistical difficulties in connection with its new ERP system; the Company’s dependence on significant vendors; uncertain growth in the publishing segment; the Company’s ability to meet significant working capital requirements related to distributing products; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K filings, as well as its other SEC filings and public disclosures.
Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please contact the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

NAVARRE CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$122,411	$170,296	$256,717	$312,321
Cost of sales (exclusive of depreciation and amortization)	101,544	146,066	212,286	265,965

Gross profit	20,867	24,230	44,431	46,356
Operating expenses:
Selling and marketing	5,690	7,206	10,845	12,921
Distribution and warehousing	2,435	3,046	4,511	5,930
General and administrative	7,249	8,181	15,277	16,634
Bad debt expense	92	200	92	200
Depreciation and amortization	1,594	2,376	3,383	4,697
Goodwill impairment	—	73,412	—	73,412

Total operating expenses	17,060	94,421	34,108	113,794

Income (loss) from operations	3,807	(70,191)	10,323	(67,438)
Other income (expense):
Interest expense (1)	(601)	(833)	(1,320)	(2,448)
Interest income	—	14	7	29
Other income (expense), net	364	(223)	815	(321)

Net income (loss) before income tax	3,570	(71,233)	9,825	(70,178)
Income tax benefit (expense)	(1,290)	26,725	(3,384)	26,297

Net income (loss)	$2,280	$(44,508)	$6,441	$(43,881)

Earnings (loss) per common share:
Basic	$0.06	$(1.23)	$0.18	$(1.21)

Diluted	$0.06	$(1.23)	$0.18	$(1.21)

Weighted average shares outstanding:
Basic	36,237	36,191	36,237	36,188
Diluted	36,650	36,191	36,530	36,188

(1)	The six month period ended September 30, 2008, includes a $0.49 million non-cash write-off of debt acquisition costs.

NAVARRE CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)

	(Unaudited)	(Unaudited)
	September 30,	September 30,	March 31,
	2009	2008	2009
Assets
Current assets:
Accounts receivables, net	$61,328	$94,689	$72,817
Inventories	31,819	49,632	26,732
Other	15,783	25,896	23,199

Total current assets	108,930	170,217	122,748
Property and equipment, net	14,003	17,949	15,957
Other assets	43,199	80,639	44,464

Total assets	$166,132	$268,805	$183,169

Liabilities and shareholders’ equity
Current liabilities:
Note payable — line of credit	$19,916	$45,597	$24,133
Accounts payable	80,101	120,432	106,708
Other	20,728	18,882	14,040

Total current liabilities	120,745	184,911	144,881
Long-term liabilities:
Other	1,408	2,850	1,281

Total liabilities	122,153	187,761	146,162
Shareholders’ equity	43,979	81,044	37,007

Total liabilities and shareholders’ equity	$166,132	$268,805	$183,169

NAVARRE CORPORATION
Consolidated Condensed Statements of Cash Flows
(In thousands)

	(Unaudited) Six Months Ended
	September 30,
	2009	2008
Net cash provided by (used in) operating activities	$1,500	$(7,208)
Net cash used in investing activities	(1,384)	(426)
Net cash provided by (used in) financing activities	(116)	3,189

Net decrease in cash	—	(4,445)
Cash at beginning of period	—	4,445

Cash at end of period	$—	$—

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)
Reconciliation of Net Sales Before Inter-Company Eliminations to GAAP Net Sales and Business Segment
Information

	Three Months Ended September 30,				Six Months Ended September 30,
	2009	%	2008	%	2009	%	2008	%

Net sales:
Publishing	$21,431	16.1%	$28,794	15.4%	$46,296	16.6%	$56,212	16.2%
Distribution	111,336	83.9%	158,458	84.6%	232,732	83.4%	291,553	83.8%

Net sales before inter-company eliminations	132,767		187,252		279,028		347,765
Inter-company eliminations	(10,356)		(16,956)		(22,311)		(35,444)

Net sales as reported	$122,411		$170,296		$256,717		$312,321

Income (loss) from operations:
Publishing	$2,533		$(70,305)		$8,685		$(66,861)
Distribution	1,274		114		1,638		(577)

Consolidated income (loss) from operations	$3,807		$(70,191)		$10,323		$(67,438)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income (loss), as reported	$2,280	$(44,508)	$6,441	$(43,881)
Interest expense (income), net	601	819	1,313	2,419
Income tax (benefit) expense	1,290	(26,725)	3,384	(26,297)
Depreciation and amortization	1,594	2,376	3,383	4,697
Share-based compensation	272	213	529	501
Goodwill impairment	—	73,412	—	73,412

EBITDA(1) and Adjusted EBITDA(2)	$6,037	$5,587	$15,050	$10,851

(1)	EBITDA (earnings before interest, taxes, depreciation, amortization, and share-based compensation expense) is shown for the three month period and the six month period ended September 30, 2009.

(2)	Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based compensation expense, and goodwill impairment charges) is shown for the three month period and the six month period ended September 30, 2008.